Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Gardner Denver, Inc.:
We consent to the use of our reports dated February 28, 2008, with respect to the consolidated balance sheets of Gardner Denver, Inc. (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference.
As discussed in Notes 1 and 12 to the consolidated financial statements, effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of Statement of Financial Accounting Standard No. 109.
As discussed in Notes 1 and 9 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006.
As discussed in Notes 1 and 13 to the consolidated financial statements, effective January 1, 2006 the Company adopted the fair value method of accounting for stock-based compensation as required by SFAS No. 123 (Revised 2004), Share-Based Payment.

/s/ KPMG LLP

St. Louis, Missouri
November 12, 2008